UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2012

Frederick’s of Hollywood Group Inc.

(Exact Name of Registrant as Specified in Charter)

New York	001-5893	13-5651322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6255 Sunset Boulevard, Hollywood, CA	90028
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 466-5151

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2012, Frederick’s of Hollywood Group Inc. (the “Company”), FOH Holdings, Inc., Frederick’s of Hollywood, Inc., Frederick’s of Hollywood Stores, Inc. and Hollywood Mail Order, LLC (collectively, the “Borrowers”) entered into a Credit and Security Agreement (“Credit Agreement”) with Salus Capital Partners, LLC (“Salus”), which provides the Borrowers with a $24.0 million revolving line of credit through May 31, 2015 (the “Salus Facility”). At the closing, an aggregate of approximately $11.8 million was advanced to the Borrowers under the Salus Facility to repay outstanding secured indebtedness owed to (i) Wells Fargo Bank, National Association, pursuant to a senior credit facility amended and restated in January 2008 and (ii) Hilco Brands LLC, pursuant to a term loan originally entered into in July 2010.

The Salus Facility includes a “first in last out” tranche (“FILO Advance”) of up to $9.0 million that will consist of the first advances made under the Salus Facility and will be the last amounts repaid thereunder. The maximum amount of the FILO Advance and the total Salus Facility will be reduced by certain mandatory and voluntary prepayments. The Borrowers may periodically borrow, repay in whole or in part, and reborrow under the Salus Facility, except that amounts repaid on account of the FILO Advance may not be reborrowed. The actual amount of credit available under the Salus Facility is determined using measurements based on the Borrowers’ receivables, inventory, intellectual property and other measures.

The unpaid principal of the FILO Advance bears interest, payable monthly, in arrears, at the 30-day LIBOR rate plus 11.5%, but not less than 12.0% regardless of fluctuations in the LIBOR rate. Up to 2.5% of the interest payable on the FILO Advance will be capitalized, compounded and added to the unpaid amount under the Salus Facility each month, will accrue interest at the rate applicable to the FILO Advance, and will be due and payable in cash upon the expiration or other termination of the Salus Facility.

The unpaid principal of advances other than the FILO Advance bears interest, payable monthly, in arrears, at the Prime rate plus 4.0%, but not less than 7.0%, regardless of fluctuations in the Prime rate.

The obligations of the Borrowers under the Credit Agreement are secured by first priority security interests granted to Salus in all of the Borrowers’ tangible and intangible property, including intellectual property such as trademarks and copyrights, as well as shares and membership interests of the Borrowers that are subsidiaries of other Borrowers.

The Credit Agreement provides for the Borrowers to pay Salus an origination fee of $465,000, 50% of which was paid on the closing and 50% to be paid on the first anniversary of the closing. The Credit Agreement also provides for certain customary fees to be paid to Salus, including: (i) a monthly unused line fee on the unused portion of the Salus Facility; (ii) a monthly collateral monitoring fee; and (iii) an annual FILO facility fee based on the then-outstanding FILO Advance.

The Credit Agreement and other loan documents contain customary representations and warranties, affirmative and negative covenants and events of default, including covenants that restrict the Borrowers’ ability to create certain liens, make certain types of borrowings and investments, liquidate or dissolve, engage in mergers, consolidations, significant asset sales and affiliate transactions, incur or terminate certain lease obligations, pay cash dividends, redeem or repurchase outstanding equity and issue capital stock. In lieu of financial covenants, fixed charge coverage and overall debt ratios, the Salus Facility has a $1.5 million minimum availability reserve requirement.

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The foregoing is a summary of the Credit Agreement, which is not complete, and is qualified in its entirety by reference to the full text of such agreement, which, along with related agreements, are attached as exhibits to this Current Report on Form 8-K. Readers should review the Credit Agreement and all related agreements for a complete understanding of the terms and conditions associated with this transaction.

On June 4, 2012, the Company issued a press release attached hereto as Exhibit 99.1, announcing the matters described in this Item 1.01.

Item 1.02 Termination of A Material Definitive Agreement.

The information set forth in Item 1.01 is hereby incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Credit and Security Agreement

10.2 Revolving Note

10.3 Copyright Security Agreement

10.4 Trademark Security Agreement

10.5 Pledge Agreement

10.6 Fee Letter

99.1 Press release dated June 4, 2012

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Frederick’s of Hollywood Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2012

FREDERICK’S OF HOLLYWOOD GROUP INC.

By:	/s/ Thomas Rende
Thomas Rende Chief Financial Officer (Principal Financial and Accounting Officer)

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